Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO:	Board of Directors The PAWS Pet Company, Inc.

As independent certified public accountants, we hereby consent to the inclusion in the foregoing Form S-1 Registration Statement of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated March 28, 2011 relating to the consolidated financial statements of The PAWS Pet Company, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ KBL LLP

KBL LLP
New York, New York
September 8, 2011